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                                  NEWS RELEASE
                                  ------------


For Immediate Release                                  October 23, 2007

Contacts: John K. Keach, Jr.                           Mark T. Gorski
          Chairman                                     Executive Vice President
          Chief Executive Officer                      Chief Financial Officer
          (812) 373-7816                               (812) 373-7379



                         HOME FEDERAL BANCORP ANNOUNCES
                             THIRD QUARTER EARNINGS
                             ----------------------


(Columbus, In) -- Home Federal Bancorp (the "Company") (NASDAQ: HOMF), the holding company of HomeFederal Bank of Columbus, Indiana (the "Bank"), today announced quarterly earnings of $1,701,000 or $0.48 diluted earnings per common share, for the quarter. This compared to earnings of $341,000 or $0.09 diluted earnings per share, a year earlier. The Company's net income for the third quarter of the prior year included a pre-tax loss of $1,956,000 resulting from the sale of investment securities. Excluding the impact of the loss on sale of investment securities in the prior year, net income increased 1.9% for the quarter and diluted earnings per share increased 9.1% for the quarter. Year-to-date net income was $4,481,000 or $1.25 diluted earnings per common share, compared to $3,405,000, or $0.89 diluted earnings per common share, a year earlier. Year-to-date earnings for 2007 included a pre-tax charge of $788,000 related to a separation agreement with a former executive vice president of the Bank and the Company, which was recorded in the first quarter. Excluding the impact of the charge related to the separation agreement, year-to-date earnings would have been $4,957,000 or $1.38 diluted earnings per common share. Excluding the loss on sale of investment securities in the prior year, year-to-date net income increased 4.7% and diluted earnings per share increased 11.3%. Total loans increased $9.7 million for the quarter and $42.4 million year-to-date driven by commercial loan and commercial mortgage loan growth of $15.2 million for the quarter and $65.6 million year-to-date. The growth in commercial loans had a positive impact on net interest margin, which increased to 3.51% for the quarter and 3.47% year-to-date. Chairman and CEO John Keach, Jr. stated, "We are pleased with the continued growth of our commercial bank franchise and the positive impact of this growth on net interest revenue." Executive Vice President and CFO Mark Gorski added, "Our investment in Indianapolis continues to drive positive changes on our balance sheet."

Balance Sheet

Total assets were $876.6 million as of September 30, 2007, a decrease of $27.9 million from December 31, 2006. Total loans increased $9.7 million for the quarter and $42.4 million year-to-date. The growth in the loan portfolio was primarily the result of an increase in commercial loans of $41.5 million year-to-date and an increase in commercial mortgage loans of $24.1 million year-to-date. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans and other consumer loans. Residential

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

Home Federal Bancorp
Third Quarter Earnings
Page 2

mortgage loans have decreased $17.9 million year-to-date as substantially all new mortgage loan originations are being sold in the secondary market. Other consumer loans have decreased $5.4 million year-to-date due primarily to a reduction in indirect automobile loans as the Bank discontinued the origination of indirect automobile loans during 2006.

Total bank premises and equipment decreased $1.9 million from December 31, 2006. In September, the Bank sold four retail branch buildings and entered into operating leases with the buyer. The gain on sale of these buildings, which totaled approximately $2.0 million, will be deferred and amortized over the life of the leases. The proceeds from the sale will be used to fund commercial loan growth.

Total retail deposits increased $3.8 million for the quarter and decreased $24.6 million year-to-date. Retail deposit balances at year-end included several unusually large public fund account balances. During 2007, public fund transaction account balances decreased $47.6 million to more normal levels. All other retail deposit categories in total increased $23.0 million year-to-date including growth of $14.6 million year-to-date in certificates of deposit and growth of $9.2 million year-to-date in money market accounts.

Total FHLB borrowings increased $15.0 million year-to-date. The increase in FHLB borrowings was used to offset a $13.2 million decrease in brokered deposits.

As of September 30, 2007, shareholders' equity was $68.9 million. The decrease in shareholders' equity of $2.4 million year-to-date was primarily the result of stock repurchases of 214,583 shares for $6.3 million. The return on average assets year-to-date was 0.69% annualized while the return on average equity year-to-date was 8.64%. Excluding the impact of the charges associated with the separation agreement, the return on average assets year-to-date would have been 0.76% annualized while the return on average equity would have been 9.56%.

Asset Quality

Provision for loan losses was $286,000 for the third quarter and $789,000 year-to-date. Net charge offs were $54,000 for the third quarter and $631,000 year-to-date. The annualized net charge off ratio for the first nine months of 2007 was 0.12% compared to an annualized net charge off ratio of 0.17% for the first nine months of 2006. Non-performing assets to total assets increased to 1.35% at September 30, 2007 from 0.46% at December 31, 2006. Non-performing loans to total gross loans increased to 1.59% at September 30, 2007 from 0.54% at December 31, 2006. The increases in the non-performing loan and non-performing asset ratios during the year were primarily the result of two commercial loan relationships totaling approximately $6.1 million that were placed on non-accrual status during the year along with an increase in consumer loan delinquencies. The ratio of the allowance for loan losses to total loans was 0.93% at September 30, 2007. In addition, the allowance for loan losses to non-performing loans was 58% as of September 30, 2007 compared to 176% at December 31, 2006.

Net Interest Income

Net interest income increased $567,000 or 8.9% to $7.0 million for the third quarter while year-to-date net interest income increased $1.6 million or 8.7% to $20.6 million. Net interest margin for the third quarter of 2007 was 3.51%, which represented an increase of 5 basis points compared to the second quarter of 2007. Year-to-date net interest margin for 2007 was 3.47% compared to 3.28% for 2006 - a 19 basis point increase.

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

Home Federal Bancorp
Third Quarter Earnings
Page 3

The increase in net interest margin was primarily the result of a shift in composition of the balance sheet. Commercial and commercial real estate loans continue to replace lower yielding residential mortgage loans and investment securities while retail deposits have replaced generally higher costing wholesale funding sources.

Non Interest Income

Non interest income increased $2.2 million for the third quarter and $2.3 million year-to-date. During the third quarter of 2006, the Company incurred a loss of $1,956,000 related to the sale of investment securities. Excluding this loss, non interest income would have increased $216,000 or 6.9% for the third quarter and $299,000 or 3.3% year-to-date. Investment advisory services increased $181,000 or 57.1% for the third quarter and increased $350,000 or 33.9% year-to-date. During the third quarter, the Company acquired a book of business from an existing broker in the Bank's current Indianapolis market area. Service fees on deposits accounts were flat for the third quarter, but increased $401,000 or 9.0% year-to-date as the Bank implemented an enhanced overdraft privilege product during the second quarter of 2006. These increases were offset by the decrease in loan servicing income, which decreased $106,000 for the third quarter and $586,000 year-to-date. The Bank sold its mortgage servicing portfolio during the fourth quarter of 2006.

Non Interest Expenses

Non interest expenses increased $469,000 or 6.8% to $7.4 million for the third quarter while year-to-date non interest expenses increased $1.8 million or 8.8% to $22.5 million. Included in compensation and employee benefits in the third quarter of 2006 was a reduction in the Company's vacation accrual of $260,000.
Excluding the impact of the adjustment to the vacation accrual in the prior year, expenses for the third quarter increased $209,000 or 2.9%. Year-to-date miscellaneous expenses for 2007 include expenses incurred pursuant to the separation agreement and a $200,000 write-down of the Bank's former operations building, which was classified as held for sale. The write-down represented the entire remaining book value of the building. Excluding the impact of the separation agreement and the write-down of the building, non interest expenses increased $828,000 or 4.0% year-to-date. Compensation and employee benefits expense increased $567,000 or 4.8% year-to-date due to additional salary and incentive compensation expense for the new commercial lending and commercial credit staff in Indianapolis, additional brokerage commission costs resulting from increased revenue and normal annual salary increases. Year-to-date miscellaneous expenses, excluding the charges associated with the building write-down and the separation agreement, increased $277,000 compared to 2006. The increase was primarily due to an increase of $127,000 in professional fees as additional legal and accounting expenses were incurred to address new proxy disclosure requirements and new accounting pronouncements.

Stock Repurchase Programs

In April 2007, the Board of Directors approved the twelfth repurchase, from time to time, on the open market of up to 5% of the Company's outstanding shares of common stock, without par value ("Common Stock"), or 175,628 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 134,181 shares under the eleventh repurchase plan and 80,402 shares under the twelfth repurchase plan for a total of 214,583 shares repurchased year to date. The Company had 95,226 shares remaining to be repurchased under this plan at September 30, 2007.

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

Home Federal Bancorp
Third Quarter Earnings
Page 4

Home Federal Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. HomeFederal Bank, its principal subsidiary, is an FDIC insured state chartered commercial bank. HomeFederal Bank was founded in 1908 and offers a wide range of consumer and commercial financial services through 19 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Home Federal Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.


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

HOME FEDERAL BANCORP
CONSOLIDATED BALANCE SHEETS  (unaudited)
(in thousands, except share data)


                                                              September 30,    December 31,
                                                                   2007            2006
                                                              -------------    ------------
Assets:
Cash and due from banks                                         $  36,147       $ 106,063
Securities available for sale at fair value
(amortized cost $61,606 and $57,421)                               61,160          56,887
Securities held to maturity (fair value $1,616 and $1,628)          1,624           1,635
Loans held for sale (fair value $6,666 and $7,055)                  6,523           6,925
Portfolio loans and leases:
   Commercial loans                                               193,289         151,781
   Commercial mortgage loans                                      251,491         227,433
   Residential mortgage loans                                     148,063         166,003
   Second & home equity loans                                     103,028         102,713
   Other consumer loans                                            29,043          34,483
   Unearned income                                                   (256)           (153)
                                                                ---------       ---------
Total portfolio loans                                             724,658         682,260
Allowance for loan and lease losses                                (6,757)         (6,598)
                                                                ---------       ---------
Portfolio loans, net                                              717,901         675,662


Bank premises and equipment                                        15,313          17,232
Accrued interest receivable                                         4,581           4,679
Goodwill                                                            1,874           1,695
Other assets                                                       31,479          33,689
                                                                ---------       ---------
   TOTAL ASSETS                                                 $ 876,602       $ 904,467
                                                                =========       =========

Liabilities:
Deposits:
   Demand                                                       $  75,227       $  72,804
   Interest checking                                               80,359         129,025
   Savings                                                         39,547          41,710
   Money market                                                   174,817         165,605
   Certificates                                                   308,515         293,914
                                                                ---------       ---------
 Retail deposits                                                  678,465         703,058
                                                                ---------       ---------
   Brokered deposits                                                9,199          22,357
   Public fund certificates                                           315           1,744
                                                                ---------       ---------
 Wholesale deposits                                                 9,514          24,101
                                                                ---------       ---------
Total deposits                                                    687,979         727,159
                                                                ---------       ---------

FHLB Borrowings                                                    83,699          68,667
Short term borrowings                                                 162              --
Junior subordinated debt                                           15,464          15,464
Accrued taxes, interest and expense                                 2,999           4,462
Other liabilities                                                  17,419          17,434
                                                                ---------       ---------
   Total liabilities                                              807,722         833,186
                                                                ---------       ---------
Commitments and Contingencies
Shareholders' equity:
 No par preferred stock; Authorized:  2,000,000 shares
  Issued and outstanding: None
 No par common stock; Authorized:  15,000,000 shares
  Issued and outstanding: 3,462,039 and 3,610,218                  20,322          17,081
 Retained earnings, restricted                                     49,437          55,137
 Accumulated other comprehensive loss, net of taxes                  (879)           (937)
                                                                ---------       ---------
   Total shareholders' equity                                      68,880          71,281
                                                                ---------       ---------
   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                   $ 876,602       $ 904,467
                                                                =========       =========

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

HOME FEDERAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(in thousands, except share data)


                                                    Three Months Ended                 Year to Date
                                                       September 30,                  September 30,
                                                --------------------------     --------------------------
Interest income:                                    2007           2006            2007           2006
                                                -----------    -----------     -----------    -----------
Short term investments                          $       162    $       157     $       917    $       507
Securities                                              686          1,187           1,995          3,528
Commercial loans                                      3,857          2,765          10,747          6,949
Commercial mortgage loans                             4,341          3,660          12,263         10,388
Residential mortgages                                 2,601          2,765           7,993          8,185
Second and home equity loans                          1,852          1,821           5,506          5,114
Other consumer loans                                    564            642           1,736          1,969
                                                -----------    -----------     -----------    -----------
Total interest income                                14,063         12,997          41,157         36,640
                                                -----------    -----------     -----------    -----------

Interest expense:
Checking and savings accounts                           367            440           1,298            882
Money market accounts                                 1,572          1,400           4,258          3,528
Certificates of deposit                               3,665          2,969          10,725          8,083
                                                -----------    -----------     -----------    -----------
 Total interest on retail deposits                    5,604          4,809          16,281         12,493
                                                -----------    -----------     -----------    -----------


Brokered deposits                                       123            281             552            836
Public funds                                             29            115              41            286
                                                -----------    -----------     -----------    -----------
 Total interest on wholesale deposits                   152            396             593          1,122
                                                -----------    -----------     -----------    -----------
 Total interest on deposits                           5,756          5,205          16,874         13,615
                                                -----------    -----------     -----------    -----------


FHLB borrowings                                       1,065          1,147           2,830          3,351
Other borrowings                                          1              2               8              5
Long term debt                                           --            201              --            650
Junior subordinated debt                                279             47             824             47
                                                -----------    -----------     -----------    -----------
Total interest expense                                7,101          6,602          20,536         17,668
                                                -----------    -----------     -----------    -----------


Net interest income                                   6,962          6,395          20,621         18,972
Provision for loan losses                               286            196             789            533
                                                -----------    -----------     -----------    -----------
Net interest income after provision for loan
losses                                                6,676          6,199          19,832         18,439
                                                -----------    -----------     -----------    -----------

Non interest income:
 Gain on sale of loans                                  419            356           1,107          1,065
 Gain (loss) on sale of securities                       --         (1,956)             --         (1,956)
 Investment advisory services                           498            317           1,383          1,033
 Service fees on deposit accounts                     1,719          1,729           4,882          4,481
 Loan servicing income, net of impairments              130            236             426          1,012
 Miscellaneous                                          578            490           1,669          1,577
                                                -----------    -----------     -----------    -----------
Total non interest income                             3,344          1,172           9,467          7,212
                                                -----------    -----------     -----------    -----------

Non interest expenses:
 Compensation and employee benefits                   4,169          3,796          12,297         11,730
 Occupancy and equipment                              1,032          1,006           3,016          2,907
 Service bureau expense                                 432            384           1,223          1,131
 Marketing                                              312            378             873          1,090
 Miscellaneous                                        1,412          1,324           5,049          3,784
                                                -----------    -----------     -----------    -----------
Total non interest expenses                           7,357          6,888          22,458         20,642
                                                -----------    -----------     -----------    -----------


Income before income taxes                            2,663            483           6,841          5,009
Income tax provision                                    962            142           2,360          1,604
                                                -----------    -----------     -----------    -----------
Net Income                                      $     1,701    $       341     $     4,481    $     3,405
                                                ===========    ===========     ===========    ===========

Basic earnings per common share                 $      0.49    $      0.09     $      1.28    $      0.91
Diluted earnings per common share               $      0.48    $      0.09     $      1.25    $      0.89

Basic weighted average number of shares           3,457,603      3,679,793       3,512,479      3,729,047
Dilutive weighted average number of shares        3,518,623      3,767,985       3,592,684      3,820,421
Dividends per share                             $     0.200    $     0.200     $     0.600    $     0.588


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

Supplemental Data:                                      Three Months Ended         Year to Date
(unaudited)                                                September 30,           September 30,
                                                       --------------------     -------------------
                                                          2007        2006        2007        2006
                                                        -------     -------     -------     -------
Weighted average interest rate earned
    on total interest-earning assets                      7.09%       6.56%       6.93%       6.33%
Weighted average cost of total
    interest-bearing liabilities                          3.61%       3.34%       3.54%       3.10%
Interest rate spread during period                        3.49%       3.23%       3.39%       3.23%

Net interest margin
    (net interest income divided by average
    interest-earning assets on annualized basis)          3.51%       3.23%       3.47%       3.28%
Total interest income divided by average
    total assets (on annualized basis)                    6.44%       5.94%       6.31%       5.72%
Total interest expense divided by
    average total assets (on annualized basis)            3.22%       2.99%       3.16%       2.76%
Net interest income divided by average
    total assets (on annualized basis)                    3.19%       2.92%       3.16%       2.96%

Return on assets (net income divided by
    average total assets on annualized basis)             0.78%       0.16%       0.69%       0.53%
Return on equity (net income divided by
    average total equity on annualized basis)            10.01%       1.93%       8.64%       6.34%


                                                       September 30,   December 31,
                                                            2007          2006
                                                          -------       -------
Book value per share outstanding                          $ 19.90       $ 19.74

Nonperforming Assets:
  Loans:   Non-accrual                                    $10,478       $ 2,852
           Past due 90 days or more                           256           459
           Restructured                                       879           440
                                                          -------       -------
  Total nonperforming loans                                11,613         3,751
  Real estate owned, net                                      258           416
  Other repossessed assets, net                                 0            20
                                                          -------       -------
  Total Nonperforming Assets                              $11,871       $ 4,187

Nonperforming assets divided by total assets                 1.35%         0.46%
Nonperforming loans divided by total loans                   1.59%         0.54%

Balance in Allowance for Loan Losses                      $ 6,757       $ 6,598


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